Exhibit 21
SUBSIDIARIES OF ASHTON WOODS USA LLC:

STATE OF
INCORPORATION OR
SUBSIDIARY	FORMATION
Ashton Woods Construction LLC	AZ
Ashton Woods Corporate, LLC	NV
Ashton Orlando Residential L.L.C.	NV
Ashton Woods Arizona L.L.C.	NV
Ashton Tampa Residential, LLC	NV
Ashton Denver Residential, LLC	NV
Ashton Woods Florida L.L.C.	NV
Ashton Woods Butler L.L.C.	NV
Ashton Woods Lakeside L.L.C.	NV
Canyon Realty L.L.C.	TX
Ashton Dallas Residential L.L.C.	TX
Ashton Houston Residential L.L.C.	TX
Ashton Houston Development LLC	TX
Ashton Brookstone, Inc.	TX
Black Amber Florida, Inc.	FL
Ashton Burden, LLC	FL
Ashton Woods Orlando Limited Partnership	FL
Isleworth West Limited Partnership	FL
Pinery Joint Venture	CO
Ashton Atlanta Residential, L.L.C.	GA
Ashton Woods Transportation, LLC	GA
Ashton Finance Co.	DE